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                                                                    Exhibit 99.1

DATE: April 5, 2002                             MEDIA CONTACT:
                                                Kiskinis Communications, Inc.
                                                John Kiskinis 305-447-1224


   CENTURY BUILDERS GROUP, INC. TO BE MERGED INTO WHOLLY-OWNED SUBSIDIARY OF
                          CENTURY PARTNERS GROUP, LTD.

     Miami, FL -- April 5, 2002-- Century Builders Group, Inc. (OTCBB: CNYB) (the "Company"), today announced that its principal shareholder, Century Partners Group, Ltd., plans to acquire the remaining outstanding shares of Common Stock of the Company that it does not own through a short-form merger of the Company into New Century Homebuilders, Inc., a wholly-owned subsidiary of Century Partners. In accordance with the terms of the short-form merger, shareholders of the Company, other than Century Partners and its affiliates and shareholders who exercise dissenters' rights will receive $0.90 per share in cash. Following the merger, the Company will cease to exist as a publicly held company and New Century Homebuilders, Inc., as the surviving entity, will be a privately held, wholly-owned subsidiary of Century Partners. The effective date of the merger is expected to be on or about May 6, 2002.

     Century Partners currently beneficially owns approximately 90.5% of the outstanding shares of Common Stock of the Company. Under Florida law, because Century Partners owns more than 80% of the outstanding shares of Common Stock of the Company, it can effect the merger without the approval of the Company's Board of Directors or the public shareholders of the Company. Century Partners has given a Notice of Merger describing the merger to the existing shareholders of the Company.
                                     -more-
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2-2-2/Century Builders Group, Inc. To Be Merged Into Wholly-Owned Subsidiary Of
Century Partners Group, Ltd.

     The Company is engaged in the design, construction, and sale of single-family homes and townhomes. The Company currently has seven communities throughout Miami-Dade and Broward counties. It is headquartered at 7270 N.W. 12 Street, Miami, Florida.

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Safe Harbor

This news release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release, which are not strictly historical statements, including, without limitation, statements regarding the short-form merger, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statements, including, without limitation, risks associated with the completion of the short-form merger.